CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




     As independent public accountants, we hereby consent to the inclusion of our report dated June 25, 1998 in this Quarterly Report on Form 10-Q and the incorporation by reference of our report dated June 25, 1998 into Allied Waste Industries, Inc.'s previously filed Registration Statements on Form S-3 (File No. 33-73618, No. 333-30559 and No. 333-57507), Form S-4 (File No. 333-22575,
No. 333-31231,  No.  333-35639,  333-52501 and No. 333-60727) and Form S-8 (File
No. 33-42354,  No. 33-63510,  No. 33-79654,  No. 33-79756,  No. 33-79664 and No.
333-48357). It should be noted that we have not audited any financial statements of the Rabanco Companies subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.


                                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  August 10, 1998.